Exhibit 4.53

Guangzhou Ping An Consumption Equity Investment Partnership (Limited Partnership) Subscription Agreement

This Subscription Agreement (hereinafter this “Agreement”) is entered into on January 4, 2022 by and between Ping An Capital Co., Ltd. (hereinafter “Party A”) and the person (hereinafter “Party B”) set forth in Schedule I.

Whereas:

1.	Party A, as the Fund Manager of Guangzhou Ping An Consumption Equity Investment Partnership (Limited Partnership) (hereinafter the “Limited Partnership”), manages the Limited Partnership.

2.

Party B desires to join the Limited Partnership as a Limited Partner and subscribe the capital contribution of the Limited Partnership; Party A agrees to accept Party B as a Limited Partner of the Limited Partnership.

NOW, THEREFORE, Party A and Party B hereby enter into this Agreement on Party B’s subscription to the capital contribution of the Limited Partnership to join the Limited Partnership.

Article 1.

The Parties acknowledge that Party B, as a Limited Partner of the Limited Partnership, subscribes to the capital contribution of the Limited Partnership, and the Capital Commitment is shown in Schedule I to this Agreement.

Article 2.

Party B acknowledges and agrees that it has carefully read the Limited Partnership Agreement attached to Schedule II of this Agreement before signing this Agreement, and has fully understood the meaning and corresponding legal consequences of all terms. Party B has no objection to all terms of Schedule II. Party B acknowledges that its signing of this Agreement indicates that Party B fully agrees to be bound by the Limited Partnership Agreement. While signing this Agreement, Party B shall sign the Limited Partnership Agreement whose content and format are substantially consistent with Schedule II, submit the signature page of the Limited Partnership Agreement to Party A at the quantity specified by Party A, and authorize Party A to prepare the final signing version according to the format and content of Schedule II based on the final subscription. For avoidance of doubt, when preparing the final signing version of the Limited Partnership Agreement, Party A has the right to fill in, modify and supplement the following contents to prepare a formal signing version without prior written consent of Party B:

(1)	The name of the Limited Partnership;

(2)	The place of registration of the Limited Partnership;

(3)	The address of the General Partner;

(4)	Typo correction;

(5)	Clause number correction;

(6)	Text touch up without changing semantics;

1 / 7

(7)	Table of content arrangement;

(8)	Amendments to the terms in accordance with the requirements of the industry and commerce department;

(9)	Other matters provided by laws and regulations, other normative documents or agreed in the Limited Partnership Agreement that do not require the consent of Party B.

Article 3.	Party B represents and warrants that:

(1)

Party B’s information is listed in Schedule I, including Party B’s name, address, contacts, contact information, certificate number, legal representative/executive partner representative (applicable to non-natural persons) and Party B’s account information. Party B confirms that such information is true, accurate and complete, and Party B understands that the account is Party B’s distribution account in the Limited Partnership.

(2)

The source of capital contribution to be paid to the Limited Partnership is lawful, without being subject to fundraising from others, and meets the requirements of relevant anti-money laundering laws and regulations.

(3)

If it is an entity, it has made effective resolutions in accordance with its internal procedures and has been duly authorized to sign this Agreement, and the person signing this Agreement on its behalf is its legal and duly authorized representative; the signing of this Agreement will not cause it to violate its Articles of Association, any provisions legally binding on it or its obligations under other agreements.

(4)

It is qualified to act as a Limited Partner of the Limited Partnership, without being subject to any situation where any law, regulation or competent authority prohibits or restricts it from acting as a partner of a limited partnership.

(5)	It subscribes and holds the property shares of the Limited Partnership for its own interests, without being subject to authorization, trust or entrustment holding.

Article 4.

All disputes arising from and in connection with this Agreement shall be first settled through friendly negotiation between the Parties in good faith. If the disputes cannot be resolved through negotiation, the Parties shall submit the disputes to the Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration in Shenzhen in accordance with its arbitration rules then in force. The arbitral proceedings shall be conducted in Chinese language. The arbitral tribunal shall be composed of three arbitrators. The applicant and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by the arbitration institution and serve as the chief arbitrator. All arbitration costs (including but not limited to arbitration fees, arbitrators’ fees and legal fees and expenses) shall be borne by the losing party, unless otherwise determined by the arbitral tribunal. The arbitral award shall be final and binding on the relevant parties.

2 / 7

Article 5.

This Agreement shall come into force after being signed by the Parties (if the signatory is a natural person, it shall be signed by the signatory; if the signatory is a non-natural person, it shall be affixed with the official seal and signed by the legal or authorized representative). This Agreement is made in duplicate, with each party holding one copy, and both copies are equally authentic.

[Intentionally left blank]

3 / 7

[Signature page of the Fund Manager of the Subscription Agreement]

Fund Manager: Ping An Capital Co., Ltd.

Official Seal:

Signature of Legal/Authorized Representative: /s/ Authorized Representative

4 / 7

[Signature page of the Limited Partner of the Subscription Agreement]

Name of Limited Partner: Tianjin Autohome Software Co., Ltd. (天津车之家软件有限公司)

Signature/Official Seal:

Signature of Legal/Authorized Representative: /s/ Authorized Representative

Notes:

In case of a natural person, please write your full name neatly and sign.

In case of a non-natural person, please write the name neatly, affix the official seal, and sign by the legal or authorized representative.

5 / 7

Schedule I: Information and Capital Commitment of Party B

Information of Party B:

Name:	Tianjin Autohome Software Co., Ltd.

ID No./Unified Social Credit Code:	91120116MA06FHKD45

Domicile/Principal Place of Business:	Room 209, Floor 2, Area C, Animation Building, No. 126, Animation Middle Road, Tianjin Eco City (Trusteeship No. 979, Tianjin Haobang Business Secretary Co., Ltd.)

Legal Representative:	Long Quan

Contacts:

Capital Commitment of Party B:

Capital Commitment of Party B (RMB):	In Chinese Character: RMB Four Hundred Million Only In figures: RMB 400,000,000.00

6 / 7

Account Information of Party B:

Account Name:	***

Beneficiary Bank:	***
Account No.:	***

Schedule II: Limited Partnership Agreement of Guangzhou Ping An Consumption Equity Investment Partnership (Limited Partnership)

7 / 7